Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-20191, 333-51143, 333-46588, 333-81242, 333-119329, and 333-185154) on Form S-8 of Washington Federal, Inc. of our report dated June 27, 2019, with respect to the statements of net assets available for benefits of Washington Federal 401(k) and Employee Stock Ownership Plan and Trust as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental information as of December 31, 2018, appearing in this Annual Report (Form 11-K) of Washington Federal 401(k) and Employee Stock Ownership Plan and Trust.

/s/ Moss Adams LLP

Seattle, Washington
June 27, 2019